Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13G (as so amended, the “Schedule 13G”) with respect to the shares of common stock of Parkervision Inc. is, and any additional amendment thereto signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to the Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

Dated November 3, 2016

BTCITY MANAGER, LLC

By:	Tara Louisiana Group, Inc., Its Manager

By:	/s/ Leslie L. Alexander
Name: Leslie L. Alexander
Title: President

TARA LOUISIANA GROUP, INC.

By:	/s/ Leslie L. Alexander
Name: Leslie L. Alexander
Title: President

/s/ Leslie L. Alexander
Leslie L. Alexander